SES Solar Invests in New Manufacturing Equipment

GENEVA -- 02/21/2007 -- SES Solar Inc. (OTCBB: SESI), a Swiss-based developer of cost-effective, high productivity solar panels and solar roof tiles, is pleased to announce that it has placed orders for new machinery for its future new production line for solar modules and solar tiles based on SES proprietary technology for its new plant in the Geneva Canton.

"We are designing and building a dedicated manufacturing line for our solar module technology. The heart of this unit has been ordered. We are very happy to see our new plant project and associated equipment moving forward on target now that we have finalized our financing," said Jean-Christophe Hadorn, chief executive officer and president at SES Solar Inc.

SES Solar's current business plan includes the development of new assembly line based on its technology which allows for low cost production of advanced solar panels and solar roof tiles. The new line will be installed in its future production plant near Geneva.

About SES Solar Inc.

SES Solar's wholly owned subsidiary, SES Switzerland was incorporated under the laws of Switzerland on March 26, 2001. Its principal business is the production of solar photovoltaic modules and roof tiles from silicon cells. SES Switzerland's proprietary products are based upon integrating unique architecture on commercially available high-performance modules and solar tiles. Additionally, SES Switzerland's proprietary industrial production process yields photovoltaic modules in Europe at Asian manufacturing costs. For additional information please visit www.sessolar.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, additional unforeseen expenses that the company incurs in implementing its growth strategy; the failure by the company to operate effectively in a highly competitive industry with many participants; the company's ability to keep pace with technological advances and correctly identify and invest in the technologies that become commercially accepted; the company's ability to protect its intellectual property rights and exposure to infringement claims by others; the company's ability to operate efficiently, without work stoppages, labor disputes, equipment/mechanical break-downs and in compliance with current and new governmental regulations; the company's ability to generate revenues, and the company's ability to obtain financing to build the manufacturing facility as well as if and when necessary to meet cash requirements.

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